Exhibit 99.2

Wells Real Estate Fund XIV, L.P. Fact Sheet	XIV

DATA AS OF JUNE 30, 2012

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 6/30/2012	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Siemens - Orlando	100%	53%	10/30/2003	$11,799,059	N/A	N/A	N/A
Randstad - Atlanta	SOLD	53%	12/19/2003	$6,556,365	4/24/2007	$9,250,000	$4,739,100
7500 Setzler Parkway	SOLD	53%	3/26/2004	$7,040,475	1/31/2007	$8,950,000	$4,597,063
150 Apollo Drive	SOLD	100%	5/16/2005	$12,339,064	7/21/2011	$9,875,000	$9,566,058
3675 Kennesaw 75	SOLD	100%	1/31/2006	$3,403,674	2/24/12	$2,400,000	$2,262,634
WEIGHTED AVERAGE	100%

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization or impairments incurred over our ownership period, as applicable.
FUND FEATURES

OFFERING DATES	May 2003 - April 2005
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred - Cash available for distribution up to 10% Preferred Tax-Preferred - Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred - 73% Tax-Preferred - 27%
AMOUNT RAISED	$34,741,238
Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.
The financial information presented is preliminary and subject to change, pending the filing of the Partnership's Form 10-Q for the period ended June 30, 2012. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors' realized results at the close of the Fund.
Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.
Portfolio Overview
Wells Fund XIV is in the positioning-for-sale phase of its life cycle, with four assets having been sold. While our focus on the remaining asset will be on leasing and marketing efforts that we believe will ultimately result in a better disposition price for our investors, we will evaluate offers to purchase the property as-is.
Effective May 21, 2012, Etour and Travel executed a lease extension through December 31, 2017 and expanded its square footage leased from 12% to 21% at the Siemens - Orlando property.
In May 2012, we completed the distribution of net sale proceeds to the limited partners totaling approximately $7,000,000 from the sales of the Randstad−Atlanta building and 150 Apollo Drive. The General Partners have announced the next planned distribution of net sale proceeds of approximately $4,500,000 from the sales of 150 Apollo Drive and 3675 Kennesaw 75.
Second quarter 2012 operating distributions to the Cash-Preferred unit holders were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain reserved in the near-term to fund expected re-leasing costs at the Siemens - Orlando building.
The Cumulative Performance Summary, which provides a high-level overview of the Fund's overall performance to date, is on the reverse.

Continued on reverse

Wells Real Estate Fund XIV, L.P. Fact Sheet	XIV

DATA AS OF JUNE 30, 2012

Property Summary

•
The Siemens - Orlando building is 100% leased to three tenants, and the major lease to Siemens expires in April 2014. Effective May 21, 2012, Etour and Travel executed a lease extension through December 31, 2017 and expanded its square footage leased from 12% to 21%.

•
The Randstad - Atlanta building was sold on April 24, 2007, and net sale proceeds of $4,739,100 were allocated to the Fund. In November 2007, $4,692,937 was included in the net sale proceeds distribution. The remaining proceeds were distributed in May 2012.

•
7500 Setzler Parkway was sold on January 31, 2007, and net sale proceeds of $4,597,063 were allocated to the Fund. Net sale proceeds of $4,590,000 were distributed in August 2007. The remaining proceeds were included in the net sale proceeds distribution in November 2007.

•
150 Apollo Drive was sold on July 21, 2011, and net sale proceeds of $9,566,058 were allocated to the Fund. Of that amount, $6,953,837 was distributed in May 2012, and the remaining proceeds are expected to be distributed in November 2012.

•
3675 Kennesaw 75 was sold on February 24, 2012, and net sale proceeds of $2,262,634 were allocated to the Fund. Of that amount, $1,887,779 is expected to be distributed in November 2012, and the balance is being reserved at this time to cover anticipated capital at the remaining asset.

For a more detailed annual financial report, please refer to Fund XIV's most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/11(3)
Per "Cash-Preferred" Unit	$10	$3.16	N/A	$4.09	$5.26
Per "Tax-Preferred" Unit	$10	$0.00	$5.78	$5.71	$5.01

(1)
These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)
This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2012 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2012	Reserved	Reserved			0.00%
2011	Reserved	Reserved	Reserved	Reserved	0.00%
2010	Reserved	Reserved	Reserved	Reserved	0.00%
2009	Reserved	Reserved	Reserved	Reserved	0.00%
2008	7.50%	4.00%	Reserved	Reserved	2.88%
2007	7.75%	6.75%	7.50%	7.50%	7.38%
2006	8.25%	8.25%	8.25%	8.25%	8.25%
2005	5.00%	5.75%	7.50%	7.50%	6.44%
2004	6.75%	6.75%	4.75%	5.25%	5.88%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2011	2010	2009	2008	2007	2006
40.05%	7.43%	5.94%	5.92%	-18.90%**	7.34%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.WellsREF.com • 800-557-4830

LPMPFSI1207-0365-14
© 2012 Wells Real Estate Funds